Exhibit 99.1

FSP Phoenix Tower Corp.

December 4, 2012

To: Holders of Preferred Stock in FSP Phoenix Tower Corp. (the “Company” or “we”)

Re: Possible Sale of the Company’s Property

This special communication is to inform you that the Company has entered into a purchase and sale agreement to sell the Phoenix Tower property located in Houston, Texas to a third party for a purchase price of $123,750,000. We believe that the effective financial result to the holders of preferred stock in the Company, assuming that the sale is ultimately consummated, will be approximately equal to those described in the information statement dated June 1, 2012 (the “Information Statement”) and mailed to all holders of preferred stock in the Company on or about June 7, 2012. The matters set forth in the Information Statement were previously approved by the affirmative vote of the holders of a majority of the Company’s preferred stock and a majority of the Company’s common stock, each voting as a separate class. The Information Statement can be accessed on the SEC’s website via the link below:

http://www.sec.gov/Archives/edgar/data/1354309/000117152012000546/eps4731.htm

We hope to consummate the sale of the property on or about December 20, 2012; however, there is no guarantee that the closing will take place or when. Assuming that the closing takes place, as disclosed in the Information Statement, the Company currently intends to make an initial cash distribution of 90% or more of the net proceeds from the sale in the form of a liquidating distribution within thirty (30) days following consummation of the sale and effectiveness of a certificate of dissolution filed with the Secretary of State of the State of Delaware. We intend to structure this transaction so that any taxable event relating to the sale and net liquidation proceeds will be at the 2012 tax rates, even though you may not receive a distribution of your full share during 2012. As we know more facts, we will communicate further with you.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

George J. Carter

President – FSP Phoenix Tower Corp.

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the proposed transaction relating to potential sale of the Company’s property, the amount or timing of liquidating distributions and any other statements about the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by the Company, changes in government regulations, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments, and the other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its most recent quarterly report filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.